Anne-Marie Megela

Vice President, Investor and Media Relations

1.800.2GEVITY (1.800.243.8489), x4672

annemarie.megela@gevity.com

                                                                                                                                                                                                                                                                                                                                                Exhibit 99.1

GEVITY PROVIDES 2007 FULL YEAR EARNINGS GUIDANCE AND EXPECTATIONS FOR FIRST QUARTER RESULTS

BRADENTON, FL, March 26, 2007 - Gevity (NASDAQ: GVHR), which serves as the full-service human resources department for small and mid-sized businesses, today provided full year and first quarter earnings guidance for 2007.

The company entered 2007 with 128,400 client employees and anticipates ending the first quarter with approximately 124,000 client employees. Beginning in the second quarter production is expected to accelerate progressively throughout the year, in large measure, as a result of the availability of Gevity Edge SelectTM, the non co-employed option of the company’s comprehensive HR solution. Incremental volume generated by recently opened offices and by the regionalized mid-market effort are also expected to contribute.

Gevity expects the operating income growth rate to be in the low to mid-single digits in 2007, resulting in anticipated full year diluted earnings per share of at least $1.27. However, as indicated previously, results are not expected to progress in a linear fashion throughout the year, as the company makes advances in its business model transformation.

The company reiterated its expectation of increased full year operating expenses, which are anticipated to be at their highest level in the first quarter and gradually decline during the remainder of the year. Key factors in this expectation include expenses attributable to additional marketing and technology support for Gevity EdgeTM and Gevity Edge Select and $1.2 million severance primarily related to approximately 40 support positions eliminated earlier in the year.

In addition, the year-end decline in client employee count, due primarily to a loss of legacy clients, is anticipated to cause a decline in professional service fees from $40 million in the fourth quarter of 2006, to approximately $37 million in the first quarter of 2007. Considering these factors, first quarter results are expected to be the lowest of the year, with earnings per diluted share for the quarter estimated to be approximately $0.10 and to develop positively for the remainder of the year.

Erik Vonk, Chairman and Chief Executive Officer, commented, “We are fully committed to executing on our strategic initiatives and remain confident about the expected positive impact this will have on our future growth. During the year, we anticipate incremental volume will overcome declining contributions from our legacy business. Additionally, as we now are in the process of taking Gevity Edge Select to market on an increasing scale, we anticipate that our income – expense dynamics will normalize as the year progresses and will develop favorably toward our Long-Term Performance Standards.”

About Gevity

Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity’s human resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies. Gevity delivers the Gevity Edge™, a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors. Gevity’s unique approach features Gevity OnSite™, experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine™ and Gevity OnCall™. For more information, call 1.800.2GEVITY (1.800.243.8489) or visit gevity.com.

A copy of this press release can be found on the company’s Web site at www.gevity.com.

Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company's actual results to differ materially from forward-looking statements contained in, or implied by, this press release.

Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," "projection," “preliminary,” "forecast" and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company's guidance, including the challenges to achieving the company's growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers' compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers' compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an "employer" due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company's filings with the Securities and Exchange Commission, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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